Exhibit 13

906 Certification

The certification set forth below is being submitted in connection with the Annual Report of Canon Inc. on Form 20-F for the year ended December 31, 2012 (the “Report”) for the purpose of complying with Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code.

Fujio Mitarai, Chairman & CEO of Canon Inc., and Toshizo Tanaka, Executive Vice President & CFO of Canon Inc., each certifies that, to the best of his knowledge:

1.	the Report fully complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and

2.	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Canon Inc. and its subsidiaries.

Name:	/s/ Fujio Mitarai
Fujio Mitarai
Chairman & CEO
March 28, 2013

Name:	/s/ Toshizo Tanaka
Toshizo Tanaka
Executive Vice President & CFO
March 28, 2013